As filed with the Securities and Exchange Commission on August 4, 2006.

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________

AGL RESOURCES INC.
(Exact Name of Registrant as Specified in Its Charter)
_________________________________

Georgia    58-2210952
(State or Other Jurisdiction of        (I.R.S. Employer
Incorporation or Organization)   Identification Number)
_________________________________

AGL Resources Inc.
Ten Peachtree Place, N.E.
Atlanta, Georgia 30309
Telephone: (404) 584-4000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)
_________________________________

Paul R. Shlanta
Executive Vice President, General Counsel and
Chief Ethics and Compliance Officer
AGL Resources Inc.
Ten Peachtree Place, N.E.
Atlanta, Georgia 30309
Telephone: (404) 584-4000
Facsimile: (404) 584-3237
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
_________________________________

Copies to:
M. Hill Jeffries
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30909-3424
Telephone: (404) 881-7000
Facsimile: (404) 881-7777
_________________________________

As soon as practicable following the effective date of this Registration Statement.
(Approximate Date of Commencement of Proposed Sale to the Public)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

_________________________________

CALCULATION OF REGISTRATION FEE
Title Of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $5.00 per share	2,000,000 Shares	$37.82	$75,640,000.00	$8,093.48

(1)
Pursuant to Rule 457(c), the offering price is computed on the basis of the average of the high and low prices of the Common Stock of AGL Resources Inc. , as reported on the New York Stock Exchange on August 3, 2006.

(2)	A filing fee of $8,256.12 was paid on August 2, 2006 in connection with the filing by AGL Resources Inc. of Registration Statement No. 333-136240 on August 2, 2006. Such registration statement, which was for the registration of 2,000,000 shares of Common Stock of AGL Resources Inc., was withdrawn by the Registrant on August 4, 2006 prior to the offer and sale of any such shares of Common Stock. Pursuant to Rule 457(p), the $8,256.12 filing fee paid in connection with Registration Statement No. 333-136240 is offset against the $8.093.48 filing fee payable in connection with this registration statement.

ResourcesDirect

Prospectus

August 4, 2006

Ticker Symbol (NYSE): ATG

Quoted in The Wall Street Journal as: AGL Res

Internet Site: www.aglresources.com

Plan Administrator:

Computershare Trust Company, N.A.

Telephone:  1-800-633-4236

Internet:  www.computershare.com/equiserve

Address:  P.O. Box 43078
Providence, RI 02940-3078

Or

250 Royall Street
Canton, MA 02021

PROSPECTUS

AGL Resources Logo

Direct Stock Purchase and Dividend Reinvestment Plan (“ResourcesDirect”)

This prospectus contains information about AGL Resources Inc. Direct Stock Purchase and Dividend Reinvestment Plan, which we refer to as “ResourcesDirect” or the “Plan.” ResourcesDirect promotes long-term ownership in AGL Resources by offering:

•	a simple, cost-effective method for you to purchase shares of AGL stock directly from AGL

•	a way to increase your holdings in AGL by reinvesting your cash dividends

•	the opportunity to purchase additional shares by making optional cash investments

You do not have to be a current shareholder of AGL to participate in the Plan.

This prospectus relates to 2,000,000 shares of our common stock, $5 par value per share, to be offered for purchase under the Plan. Our common stock is listed on the New York Stock Exchange, or “NYSE,” under the symbol “ATG” and quoted in The Wall Street Journal as “AGL Res.” On August 3, 2006, the closing price of our common stock was $37.19 per share.

Please read this prospectus carefully and keep it and any future account statements for your reference.

Investing in our common stock involves risks. You should carefully consider the risks discussed in this prospectus, including, without limitation, in “Forward-looking statements,” Question 2, “What are the disadvantages or risks of the Plan?” and in our filings with the Securities and Exchange Commission before enrolling in the Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2006

About this prospectus

This prospectus replaces and supersedes the ResourcesDirect prospectus dated April 1, 1997 and the prospectus supplement dated June 1, 1999.

Please read this prospectus carefully. If you own shares now, or if you decide to buy shares in the future, please keep this prospectus with your permanent investment records since it contains important information about the Plan.

You should rely only on the information contained or incorporated by reference in this prospectus or any future prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

As used in this prospectus, the words “we,” “us,” “our” and “AGL” refer to AGL Resources Inc. and its subsidiaries unless otherwise indicated or the context otherwise requires.

Forward-looking statements

Certain expectations and projections regarding our future performance included or incorporated by reference in this prospectus are forward-looking statements. Forward-looking statements involve matters that are not historical facts, and because these statements involve anticipated events or conditions, forward-looking statements often include words such as “anticipate,” “assume,” “can,” “could,” “estimate,” “expect,” “forecast,” “future,” “indicate,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe that our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations. Such events, risks and uncertainties include, but are not limited to:

•	changes in price, supply and demand for natural gas and related products;

•	the impact of changes in state and federal legislation and regulation;

•	actions taken by government agencies on rates and other matters;

•	concentration of credit risk;

•	utility and energy industry consolidation;

•	the impact of acquisitions and divestitures;

•	direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors;

•	interest rate fluctuations;

•	financial market conditions and general economic conditions;

•	uncertainties about environmental issues and the related impact of such issues;

•	the impact of changes in weather on the temperature-sensitive portions of our business;

•	the impact of natural disasters such as hurricanes on the supply and price of natural gas;

•	acts of war or terrorism; and

•	other factors that are described in detail in our filings with the Securities and Exchange Commission.

 We caution readers that, in addition to the important factors described elsewhere in this prospectus, the factors set forth in “Risk Factors” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of AGL Resources’ Annual Report on Form 10-K/A for the year ended December 31, 2005, among others, could cause our business, results of operations or financial condition to differ significantly from those expressed in any forward-looking statements. There also may be other factors that we cannot anticipate or that are not described in this prospectus or in our Form 10-K/A that could cause results to differ significantly from our expectations.

Forward-looking statements are only as of the date they are made, and we do not undertake any obligation to update these statements to reflect subsequent circumstances or events.

AGL Resources Inc.

AGL Resources is an energy services holding company, headquartered in Atlanta, Georgia, whose principal business is the distribution of natural gas in six states: Florida, Georgia, Maryland, New Jersey, Tennessee and Virginia. Our six utilities serve approximately 2.3 million end-use customers, making us the largest distributor of natural gas in the southeastern and mid-Atlantic regions of the United States based on customer count. We also are involved in various related businesses, including retail natural gas marketing to end-use customers primarily in Georgia; natural gas asset management and related logistics activities for our own utilities as well as for other nonaffiliated companies; natural gas storage arbitrage and related activities; operation of high-deliverability underground natural gas storage assets; and construction and operation of telecommunications conduit and fiber infrastructure within selected metropolitan areas.

AGL Resources was incorporated in 1995 under the laws of the State of Georgia. Our principal executive offices are located at Ten Peachtree Place, Atlanta, Georgia 30309, and our telephone number is 404-584-4000. Our Internet website is located at www.aglresources.com. We are not incorporating the information on our website into this prospectus, and our website and the information appearing on our website are not a part of this prospectus.

Summary of the Plan

AGL is pleased to offer you the opportunity to participate in ResourcesDirect, a direct stock purchase and dividend reinvestment plan. The purpose of the Plan is to provide investors with a simple, convenient and economical way to make and increase investments in our common stock. The Plan also provides participants with certificate safekeeping and an economical method to sell shares of our common stock.

Summary

•  Initial investment. Interested investors can become participants by making an initial cash investment of at least $250 and not more than $250,000.
•  Automatic reinvestment of dividends. You can automatically reinvest all or a portion of your cash dividends to purchase additional shares of AGL common stock.
•  Optional cash purchases. After you are enrolled in the Plan, you can buy additional shares of AGL common stock without paying any fees. You can invest a minimum of $50 at any one time, up to $250,000 in the aggregate per calendar year.
•  Safekeeping of certificates. You can deposit your AGL common stock certificates for safekeeping into a book-entry account at no cost to you. If you change your mind later, a certificate for the shares held in safekeeping will be sent to you free of charge.
•  Gifts or transfers of shares. You can give or transfer shares to others.
•  Sell shares conveniently. If you choose to sell the AGL common stock held in your Plan account, you will pay fees lower than those typically charged by stockbrokers.

Participation in the Plan is entirely voluntary, and we give no advice regarding your decision to enroll in the Plan.

Administrator of the Plan

We have appointed Computershare Trust Company, N.A. to act as agent for each participant and administer the Plan (the “Administrator”). Computershare Shareholder Services, Inc., an affiliate of the Administrator, acts as service agent for the Administrator. The Administrator will purchase and hold shares of stock for Plan participants, keep records, send statements and perform other duties required by the Plan.

By enrolling in the Plan, you are authorizing the Administrator to receive optional cash payments from you and dividends on your behalf, if you reinvest any portion of your dividends, and to apply these amounts to purchase shares of AGL common stock.

AGL reserves the right to make such additional or other arrangements for the administration of the Plan. See Question 30, “Can the Plan be changed?” below for additional information about changes to the Plan.

All inquiries, notices, requests and other communication about participation in the Plan should be directed to the Administrator as detailed below.

Inquiries about the Plan or your participation in the Plan

For information about ResourcesDirect, your participation in the Plan or shares in your account, you can contact the Administrator in any of the following ways:

By telephone	For AGL shareholder service, including the sale of shares: 1-800-633-4236

By Internet	For Plan prospectus, enrollment, requests to sell, other inquiries or forms or requests to initiate certain account transactions: www.computershare.com/equiserve

In writing
For account correspondence, to make a cash investment, to deposit certificates, request withdrawal of shares, request sale of shares or termination of participation:

AGL Resources Inc.
c/o Computershare Trust Company, N.A.
P.O. Box 43078
Providence, Rhode Island 02940-3078

or

250 Royall Street
Canton, Massachusetts 02021

Please mention AGL in all communication with the Administrator and provide your account number.

You may access your account online to view your share balance, track the estimated value of your holdings, view dividend history, sell shares, request a stock certificate, print duplicate statements, and obtain online forms and other information about your account. Your online account information is housed on the Administrator’s website at www.computershare.com/equiserve. To get access to your account, you will need a password that you can request from the Administrator, either online, or by phone or in writing. If requested online, your password will be sent to you online; if requested by phone or in writing, your password will be sent to you by mail.

ResourcesDirect - commonly asked questions

The following questions and answers explain and constitute the terms of ResourcesDirect. If you participated in the former ResourcesDirect, then you automatically will be a participant in this Plan in the same manner and to the same extent as you participated in the former ResourcesDirect, unless you elect to terminate your participation in ResourcesDirect.

Purpose

1. What is the purpose of the Plan?

The purpose of the Plan is to provide investors with a simple, convenient and economical way to accumulate and increase their investment in our common stock and to reinvest all or a portion of their cash dividends in additional shares of our common stock. The Plan also provides participants with safekeeping of certificates and a convenient way to transfer and sell shares.

Risks

2. What are the disadvantages or risks of the Plan?

In addition to those risks of an investment in our common stock set forth in “Forward-Looking Statements” above, the disadvantages or risks of the Plan include:

•	No interest paid on funds pending investment. No interest is paid on dividends or funds held by the Administrator pending investment or reinvestment.

•
You bear all risk of loss that may result from market fluctuations in the price of AGL common stock. You must bear the market risk associated with fluctuations in the price of our common stock. You have no control over the share price or timing of the purchase or sale of Plan shares. You cannot designate a specific price or date at which to purchase or sell shares. Your ability to purchase or sell shares is subject to the terms of the Plan. You may not be able to purchase or sell your shares in the Plan in time to react to market conditions. In addition, you will not know the exact number of shares purchased until after the Investment Date.

•
We do not guarantee the payment of future dividends. Our Board of Directors has the sole discretion to declare and pay dividends. Although we have paid cash dividends on a regular basis for many years, the amount and timing of any dividends may be changed at any time without notice. See Question 6 below for additional information regarding the payment of dividends.

•
Long-term investment. The market price for our common stock varies, and you should purchase shares for long-term investment only.  Although our common stock currently is traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of making, and seeking to make, a long-term investment in our common stock.

Other important factors and risks are identified in our most recent Annual Report on Form 10-K and are updated in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. You are encouraged to review those factors and risks carefully.

Eligibility

3. Am I eligible to participate in the Plan?

Any person or entity is eligible to participate in the Plan, whether or not you currently own our common stock. If you live outside the U.S., you should make sure that participation would not violate any laws in the country in which you reside. We reserve the right to terminate the participation of any shareholder if we deem it advisable under any foreign laws or regulations.

Enrollment

4. How do I enroll?

•	If you do not currently own AGL common stock, you can enroll in the Plan in either of the following ways:
o	By completing the enrollment form included with this prospectus and sending it to the Administrator at the address shown on the form.
o	By enrolling online through the Administrator’s website at www.computershare.com/equiserve and following the instructions provided.

The minimum initial investment is $250, and the total amount invested cannot exceed $250,000 in a calendar year. The initial investment can be paid by check, made payable to Computershare - AGL, in U.S. dollars drawn on a U.S. bank. The initial investment also can be paid by completing the authorization for automatic deduction portion of the enrollment form. If you enroll online, you can authorize a one-time debit or a one-time debit plus ongoing investments.

•	If you already own AGL common stock and the shares are registered in your name, you may enroll in the Plan in either of the following ways:
o	By completing the enrollment form included with this prospectus or available online at www.computershare.com/equiserve and sending it to the Administrator at the address shown on the form.
o	By enrolling online through the Administrator’s website at www.computershare.com/equiserve and following the instructions provided.

•
If you currently own AGL common stock through a broker, bank or other intermediary account, and you want to participate directly in the Plan, you should instruct your broker, bank or trustee to register some or all of your AGL shares directly in your name. You can choose whether to receive a physical stock certificate for your shares or to have your shares re-registered in your name through the Direct Registration System by instructing your broker to electronically transfer them to an account that will be set up for you with our transfer agent.

You also may arrange to have your broker, bank or other nominee participate in the Plan on your behalf. In this case, your participation may be on terms and conditions that may differ from the terms and condition of this Plan and you will be limited to the dividend reinvestment feature of the Plan only. The terms and conditions also will be subject to the terms and conditions of your bank, broker or nominee.

5. How do I get a copy of the prospectus or enrollment form?

To request a copy of the ResourcesDirect prospectus or enrollment form, you may contact the Administrator at 1-800-633-4236. You also may print or download these items from the Administrator’s website at www.computershare.com/equiserve. You may print or download the prospectus at our company website at www.aglresources.com.

Dividends and investment options

6. Will I receive dividends?

Payment of dividends is a business decision made by our Board of Directors based primarily upon earnings, cash flow, financial requirements, legal limitations and other requirements. We traditionally have paid dividends four times a year on March 1, June 1, September 1 and December 1.

7. What are my dividend reinvestment options under the Plan?

As a participant in the Plan, you may elect to reinvest all, part or none of the dividends on your AGL common stock for the purchase of additional shares. You must select one of the three dividend options on the enrollment form. If you complete and return an enrollment form without selecting a dividend option, your dividends will automatically be fully reinvested to purchase additional shares.

Full dividend reinvestment	If you select full dividend reinvestment, cash dividends paid on all of your AGL shares in the Plan will automatically be reinvested to purchase additional AGL shares.

Partial dividend reinvestment
If you select partial dividend reinvestment, a portion of your cash dividend will be paid to you in cash, and the remainder will automatically be reinvested to purchase additional AGL shares. To do this, you must specify the number of whole shares on which you wish to receive cash dividends. You may choose to have these cash dividends directly deposited to your designated U.S. bank account or sent to you by check.

All cash (no dividend reinvestment)
If you select all cash (no dividend reinvestment), your dividend will be paid to you in cash. You may choose to have these cash dividends directly deposited to your designated U.S. bank account or sent to you by check.

To have your dividends directly deposited to your designated bank account, you must complete and return a Direct Deposit Authorization Form. You can request a copy of the Direct Deposit Authorization Form from the Administrator at 1-800-633-4236. You also can authorize the direct deposit of dividends when you enroll online or access your account online at www.computershare.com/equiserve.

8. Can I change my dividend option under the Plan?

You may change your dividend participation option at any time by contacting the Administrator. You may make such a request by

•	telephoning the Administrator at 1-800-633-4236,
•	accessing your account through the Administrator’s website at www.computershare.com/equiserve, or
•	writing to the Administrator at the address appearing on the inside cover of this prospectus.

Please remember that the Administrator must receive your request on or before a dividend record date in order for your request to be effective for that dividend. Otherwise, your request will be effective for the following dividend.

9. How do I make additional cash investments and automatic deductions?

You can purchase additional shares of AGL stock by using the Plan’s optional cash investment feature. Each cash investment must be at least $50 and you cannot invest more than $250,000 in a calendar year. Additional cash investments are entirely voluntary.

Interest will not be paid on amounts held pending investment.

•
To make additional cash investments by check. You can make additional cash investments by sending a check, payable to Computershare - AGL, in U.S. dollars drawn on a U.S. bank. Do not send cash, traveler’s checks, money orders or third party checks. To facilitate processing of your investment, please use the cash investment transaction form located on the bottom of your regular Statement of Holdings. Mail your check and transaction form in the return envelope included with each statement, or to the address specified on the statement. Your check must be received by the Administrator at least two business days before an Investment Date in order to be invested on that date.

When investing by check, you do not need to invest the same amount each time and you are under no obligation to make investments in any month or at any particular time.

•
One-time bank debit. You can make additional cash investments by going to the Administrator’s website at www.computershare.com/equiserve and authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. One-time online optional cash payment funds will be held by the Administrator for three banking days before they are invested. You should refer to the online confirmation for your bank account debit date and investment date. When investing by one-time online bank debit, you do not need to invest the same amount each time and you are under no obligation to make investments in any month or at any particular time.

•
Automatic withdrawal from your bank account. You can make additional cash investments on a regular, recurring basis by authorizing an Automated Clearing House (ACH) withdrawal from your account at a U.S. bank or financial institution. You can authorize funds to be withdrawn from your account on either the 9th day or the 25th day of each month, or on both dates. If either the 9th day or the 25th day is not a business day, your funds will be withdrawn on the next business day. This feature enables you to make ongoing investments without writing a check. To authorize automatic withdrawals, you must complete an Authorization Form for Automatic Deductions which can be obtained by calling the Administrator or by accessing your account through the Administrator’s website at www.computershare.com/equiserve. Your request will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated. Automatic deductions will continue at the level you set until you change your instructions by notifying the Administrator.

The Administrator will assess you a fee of $25 if any optional cash payment is returned unpaid, whether the investment was made by check or an attempted automatic withdrawal from your bank account. By enrolling in the Plan, you authorize the Administrator to deduct this fee by selling shares from your Plan account.

10. What are the minimum and maximum amounts for additional cash investments and automatic deductions?

You can purchase additional shares of AGL stock by using the Plan’s optional cash investment feature. You must invest at least $50 each time and cannot invest more than $250,000 in a calendar year. Additional cash investments and automatic deductions are entirely voluntary.

11. How do I change or stop automatic deductions?

You may change or stop automatic deductions by

•	calling the Administrator at 1-800-633-4236,

•	accessing your account through the Administrator’s website at www.computershare.com/equiserve, or

•	completing and submitting to the Administrator a new Authorization Form for Automatic Deductions.

If you close or change a bank account number, a new Authorization Form for Automatic Deductions must be completed.

Purchases

12. When will shares be purchased under the plan?

The “Investment Date” is the date or dates on which the Administrator purchases shares of our common stock for the Plan, as described below.

If the Administrator acquires shares directly from us, then the Investment Date for cash investments will be on the 1st and 15th day of each month and on the dividend payment date for reinvested dividends. If the Investment Date falls on a date when our stock is not traded (e.g., a weekend day or holiday), then the Investment Date will be on the next trading day.

If the Administrator acquires shares from parties other than us through open market transactions, such purchases will begin on the applicable Investment Date and will be completed no later than 5 business days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

Your initial and optional cash purchases will be invested as soon as practicable after the Administrator receives them. Please note there is no guarantee of the actual Investment Date or purchase price.

13. What is the source of shares for the Plan?

Shares of our common stock will, at our choice, be purchased for the Plan either in the open market or issued directly by us from our authorized but unissued shares or treasury shares.

14. How is the purchase price of AGL common stock determined?

The purchase price is the price at which the Administrator purchases our common stock with reinvested dividends and/or initial or optional cash payments. The purchase price under the Plan depends in part on whether the Administrator purchases the common shares from us or from parties other than us.

•
Shares purchased from AGL.  If the shares are purchased from AGL, your price per share for dividend reinvestments and initial and optional cash investments will be the closing price of such shares on that particular Investment Date, as published in the Eastern Edition of The Wall Street Journal report in the New York Stock Exchange Composite Transactions or by any securities exchange on which AGL’s shares may be listed on such Investment Date.

•
Shares purchased in the open market. If the shares are purchased in the open market, your price per share will be the weighted average price of shares purchased to satisfy Plan requirements. Processing fees for purchases under the Plan, which include any brokerage commissions that the Administrator is required to pay, will be paid by AGL and will be reported to you as taxable income. All fractional shares are calculated to four (4) decimals and are credited to your account

15. How many shares will be purchased for me?

The number of shares purchased for you will depend on the purchase price and total dollar amount of dividends to be reinvested and/or initial or optional cash payments. Your Plan account will be credited with the actual number of shares purchased, including fractions computed to four (4) decimal places.

16. Will interest be paid on any amounts pending the actual Investment Date?

No. Interest will not be paid on any amounts held by the Administrator pending investment.

17. Do I have timing and control of when my shares will be purchased?

Because the Administrator will arrange for the purchase of shares for the Plan, neither AGL nor any participant in the Plan has the authority or power to control either the timing or pricing of shares purchased or the selection of the broker making the purchases.

Therefore, you will not be able to precisely time your purchases through the Plan and will bear the market risk associated with fluctuations in the price of our common stock. That is, if you send in an initial or optional cash investment, it is possible that the market price of our common stock could go up or down before your funds are used to purchase shares. In addition, you will not earn interest on initial or optional cash investments for the period before the shares are purchased. See Question 2, “What are the disadvantages or risks of the Plan?”.

Book-entry shares and safekeeping of shares

18. How are my Plan shares held?

Shares of AGL common stock that you buy under the Plan will be maintained in your Plan account in book-entry form. You will receive a periodic Plan statement detailing the status of your holdings.

19. May I deposit other AGL shares to my account for safekeeping?

You may deposit any AGL stock certificates registered in your name with the Administrator for “safekeeping” to be held as book-entry shares at no cost. We will pay all fees for this service. Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. Shares deposited and held for safekeeping will be treated in the same manner as shares purchased through ResourcesDirect.

To use the safekeeping service, complete the transaction form that is part of your regular account statement and send it together with your stock certificates to the Administrator at the address indicated on the form. Or, simply send your certificates to the Administrator at the address appearing on the inside cover of this prospectus, and be sure to include a written request to have your certificates deposited. Do not endorse the certificates or complete the assignment section. You should send your certificates by registered or certified mail, with return receipt requested, or some other form of traceable mail, and properly insured.

The certificates are your responsibility until received by the Administrator. The Administrator will confirm the receipt of stock certificates deposited for safekeeping.

Stock certificates

20. Can I obtain a stock certificate if I want one?

You can obtain a stock certificate for some or all of the whole shares credited to your Plan account at any time by contacting the Administrator. You may make such request by

•	telephoning the Administrator at 1-800-633-4236,

•	accessing your account through the Administrator’s website at www.computershare.com/equiserve, or

•	completing and submitting the tear-off portion of your account statement.

Certificates will be issued for whole shares only. Stock certificates are normally issued to participants within two business days after receipt of a request.

If you request a stock certificate for shares credited to your account and you do not want to terminate your participation in the Plan, a stock certificate will be issued for the requested number of whole shares and any remaining whole and/or fractional shares will remain in your account.

If you request a stock certificate for all of your shares credited to your account and you want to close your account and terminate participation in the Plan, a stock certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. The cash payment will be based on the then-current market price of AGL common stock, less a processing fee which includes any brokerage commission the Administrator is required to pay.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than your Plan account registration, you will be required to initiate a transfer of ownership before the certificate can be issued. The signature on the transfer instructions must be guaranteed by a financial institution participating in the Medallion Guarantee Program, as discussed under Question 25 “Can I transfer or gift shares?” below.

Sales

21. How can I sell plan shares?

You can sell all or any portion of the book-entry shares that are credited to your Plan account by contacting the Administrator. You can contact the Administrator to request a sale by

•	telephoning the Administrator at 1-800-633-4236,
•	accessing your account through the Administrator website at www.computershare.com/equiserve, or
•	completing and submitting the tear-off portion of your account statement.

If you want to sell any shares through the Plan that are held in stock certificate form, the shares must first be deposited and converted into book-entry shares.

Upon receipt of a request to sell your Plan shares, the Administrator will make every effort to process your order on the day that it is received. To do so, your sale instructions must be received by 1:00 p.m. Eastern time on a business day during which the Administrator and the NYSE are open. Sales will be made through a broker-dealer that may be affiliated or unaffiliated with the Administrator at the then-current market price. The Administrator will promptly mail you a check for the proceeds, less applicable service and processing fees. See “Plan fees” below.

Computershare has sole discretion in all matters related to the sale. You cannot specify a price or time to sell your book-entry Plan shares.

All sale requests having an anticipated market value of $25,000 or more are expected to be submitted in written form. In addition, all sale requests within thirty (30) days of an address change to your account are expected to be submitted in written form.

You also can choose to sell your shares through a stock broker of your choice by requesting a certificate for your shares and delivering the certificate to your broker. Alternatively, you can authorize the Administrator to transfer your shares electronically to your brokerage account through the Direct Registration System.

22. Do I have timing and control of when my shares will be sold?

Because the Administrator will sell the shares on behalf of the Plan, neither AGL nor any participant in the Plan has any authority or power to control the timing or pricing of shares sold or the selection of the broker making the sale.

Therefore, you will not be able to precisely time your sales through the Plan and will bear the market risk associated with fluctuation in the price of AGL common stock. That is, if you send in a request to sell shares, it is possible that the market price of AGL common stock could go down or up before the stock is sold. In addition, you will not earn interest on a sales transaction. See Question 2, “What are the disadvantages or risks of the Plan?”.

Termination of participation

23. How can I terminate participation in the Plan?

You may terminate participation in the Plan at any time by notifying the Administrator. You can contact the Administrator by

•	telephoning the Administrator at 1-800-633-4236,
•	accessing your account through the Administrator website at www.computershare.com/equiserve, or
•	completing and submitting the tear-off portion of your account statement

24.	Can my participation be terminated in the Plan?

When you request termination of participation in the Plan, you must choose to (i) sell your shares held by the Administrator; or (ii) keep your whole shares in book entry form with the Administrator and receive a check for the fractional share; or (iii) receive a certificate for your full shares and a check for the fractional share. Upon termination, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account.

At its discretion, AGL may instruct the Administrator to close any Plan account that contains less than one share of our common stock. The fractional share in your Plan account will be sold at the then-current market price of AGL common stock, less a processing fee which includes any brokerage commission the Administrator is required to pay. A check for the net sale proceeds will be mailed to your address of record.

In the event you have been reinvesting your dividends and your notice of termination is received by the Administrator near a record date for a dividend payment, the Administrator, in its sole discretion, may either distribute that dividend in cash or reinvest it in shares on your behalf. In the event the dividend is reinvested, the Administrator will process your termination as soon as practicable, but in no event later than five business days after the purchase is completed.

AGL reserves the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Administrator will notify the shareholder in writing and will continue to safekeep the shareholder’s shares but will no longer accept optional cash investments or reinvest the shareholder’s dividends.

AGL also reserves the right to terminate participation of any shareholder if it deems it advisable under any foreign laws or regulations.

Transfers and gifts

25. Can I transfer or gift shares?

You may transfer ownership of some or all of your Plan shares to another person, whether by gift, private sale, or otherwise. In order to transfer some or all of your shares, you must properly complete a Transfer of Ownership Form, or an executed stock power, and return it to the Administrator. Transfers may be made in book-entry or certificated form.

Requests for transfer of book-entry shares held under the Plan are subject to the same requirements as the transfer of our common stock certificates, including the requirement of a Medallion Signature Guarantee. You may request a copy of the Transfer of Ownership Form by contacting the Administrator at 1-800-633-4236 or by accessing the Administrator’s website at www.computershare.com/equiserve.

Reports to participants

26. What kind of reports will I be sent?

•
Account Statements. You will receive easy to read statements of your year-to-date account activity after each transaction in your account. Each account statement will show the amount of cash invested; the amount of dividends reinvested; the purchase or sale price; the number of shares purchased or sold and any applicable fees, as well as any activity associated with share deposits, transfers or withdrawals.

These statements are a continuing record of your cost basis in shares purchased under ResourcesDirect. Please retain your statements for income tax purposes. You may be charged a fee for duplicate statements.

•
Shareholder communications. As an AGL shareholder, you will receive copies of the same communications sent to all other holders of AGL common stock, such as proxy statements and annual reports. If you prefer, and if the AGL materials are available online, you may consent to receive such materials electronically over the Internet. Instead of receiving materials through the mail, you will receive an electronic notice to your e-mail address of record notifying you of the availability of AGL materials online and instructing you how to view and act on them.

•
Annual IRS information returns. You will receive an annual statement that reports dividends paid to you as well as gross proceeds from the sale of any of your Plan shares. See, “Federal income tax information” below.

Address change

27. What if my address changes?

All communications to you, including notices, dividends and statements, will be sent to your latest address on record. Please notify the Administrator promptly if your address changes.

Stock splits

28. What if AGL issues a stock dividend or declares a stock split or rights offering?

If AGL issues a stock dividend or declares a stock split, your account will be adjusted to reflect the receipt of shares paid or distributed. Any stock dividend or stock split shares of AGL common stock issued with respect to both certificated and book-entry (whole and fractional) shares will be credited automatically to your Plan account in book-entry form.  In the event of a rights offering, you will receive rights based on the total number of whole shares that you own.

Voting

29. How do I vote my Plan shares at shareholders’ meetings?

For every shareholder meeting, you will receive proxy materials and a proxy card that covers your Plan shares. You may vote your Plan shares in accordance with the instructions provided in the proxy materials.

Plan changes or termination

30. Can the Plan be changed?

We may suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. AGL and the Administrator also reserve the right to change any administrative procedures of the Plan. If the Plan is terminated, whole shares will continue to be held in book-entry form in your Plan account or distributed in certificate form at our sole discretion. A cash payment will be made for any fractional share.

Responsibilities of AGL and the Administrator

31. What are the responsibilities of AGL and the Administrator under the Plan?

Neither we nor the Administrator will be liable for any act the Administrator does in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability for:

•	failure to terminate your account upon your death prior to receiving written notice of such death;

•	purchases or sales prices reflected in your Plan account or the dates of purchases or sales of your Plan shares; or

•	any fluctuation in the market value after your purchase or sale of shares.

Neither we nor the Administrator can assure you a profit or protect you against a loss on the shares you purchase under the Plan. See Question 2, “What are the disadvantages or risks of the Plan?”.

Plan fees

Enrollment for new investors	No Charge
Purchase of shares
Reinvestment of dividends	No Charge *
Optional cash investments via check, one-time online bank debit or automatic investment	No Charge *
Sale of shares
Service fee	$15.00 per sale transaction
Processing fee (includes any brokerage commission the Administrator is required to pay)	$0.12 per share sold
Gift or transfer of shares	No Charge
Safekeeping of stock certificates	No Charge
Certificate issuance	No Charge
Returned checks or failed automatic withdrawal	$25.00 per check or transaction

* Please note that if purchases are made in the open market, the amount of processing fees, which includes any brokerage commission, that are paid by AGL on your behalf will be reported to you as taxable income. See Question 14 and Federal income tax information

The Administrator will deduct the applicable fees from the proceeds from a sale.

Federal income tax information

The following discussion is a summary of the federal income tax provisions relating to participation in the Plan. State and local tax treatment may vary from federal income tax treatment and is not discussed in this summary. You should rely upon your own tax advisor about your particular circumstances and transactions.

Dividends. All dividends that are paid to you, whether paid in cash or reinvested and used to purchase additional shares, are considered taxable dividend income to you in the year they are paid by AGL. At the end of each tax year, our transfer agent will provide you and the Internal Revenue Service (the “IRS”) with a Form 1099-DIV that reports the total dollar value of the dividends paid during the year. The Form 1099-DIV also will include the amount of any processing fees, which includes any brokerage commissions, paid by AGL on your behalf for purchases of shares.

Sales. All shares sold through the Plan will be reported to the IRS as required by law. At the end of each tax year, our transfer agent will provide you and the IRS with a Form 1099-B that reports the date of sale and gross proceeds from your sale. You are responsible for calculating the cost basis of the shares you sold and any gain or loss on the sale. In general, the amount of gain or loss that you recognize will be based on the difference between the fair market value of your shares as of the date of purchase and the date of sale. Any profit that you realize will be taxed as capital gain, and any loss realized will be taxed as a capital loss. The capital gain or loss may be treated as “long-term” capital gain or loss if you have held the shares for at least one year before the sale or transfer.

Be sure to keep your account statements for income tax purposes. If you have questions about the tax impact of any of the transactions you are contemplating, please consult your own tax advisor.

Transfers in or out of the Plan. You will not realize gain or loss for federal income tax purposes when you transfer shares into the Plan or withdraw shares from the Plan. However, as noted in the above paragraph, you will generally realize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan.

Federal income tax withholding on dividends and sales proceeds. Federal law requires the Administrator to withhold an amount (based upon the current applicable rate) from the amount of dividends and the proceeds of any sale of shares if:

•	You fail to certify to the Administrator that you are not subject to backup withholding and that the taxpayer identification number on your account is correct (on Form W-9), or
•	The IRS notifies AGL or the Administrator that you are subject to backup withholding.

Any amounts withheld will be deducted from the dividends and/or from the proceeds of any sale of shares, and the remaining amount will be reinvested or paid as you have instructed.

In addition, if you are not a U.S. person, additional U.S. income tax withholding that is not fully discussed here may apply. Any amounts withheld will be deducted from the dividends and/or from the proceeds of any sale of shares, and the remaining amount will be reinvested or paid as you have instructed.

You may obtain a Form W-9 from the IRS or by contacting the Administrator.

Limitation of information. The above discussion is not a complete discussion of all of the tax considerations that may be relevant to participation in the Plan.

You should consult your own tax advisor about the tax consequences associated with participation in the Plan.

Use of proceeds

Proceeds from any newly issued shares of common stock purchased directly from us under the Plan will be available for general corporate purposes. We have no basis for estimating either the number of shares of common stock that will ultimately be purchased directly from us, if any, under the Plan or the prices at which such shares will be purchased.

Plan of distribution

Except to the extent the Administrator purchases shares of our common stock in open market transactions, we will sell directly to the Administrator the common stock acquired under the Plan. The shares may be resold by Plan participants in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock currently is listed on the NYSE.

In connection with any reinvestment of dividends or optional cash investment in which the Administrator purchases shares of our common stock on the open market, you will pay your pro rata share of all brokerage commissions. You also will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

Where you can find more information

We file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1518, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and other information regarding registrants like us that file electronically. Reports, proxy statements and other information concerning us also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We also maintain an Internet website at www.aglresources.com that contains information concerning us and our affiliates. The information at our Internet website is not incorporated in this prospectus, and you should not consider it a part of this prospectus.

Incorporation of information we file with the SEC

SEC rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC.

SEC Filings (File No. 001-14174)	Period/Date
Annual Report on Form 10-K/A	Year ended December 31, 2005
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006 and June 30, 2006
Current Reports on Form 8-K	January 3, February 7, February 24, March 8, May 8, 2006 (two reports), and June 27, 2006
Registration Statement on Form 8-B	January 17, 1996
“Item 4. Description of Registrant’s Securities to be Registered”

We also are incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and prior to the time we sell all of the shares of stock offered by this prospectus, except to the extent that all or any portion of such filing is “furnished” rather than “filed” by us with the SEC for purposes of Section 18 of the Exchange Act or otherwise.

We will provide without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

AGL Resources Inc.
Ten Peachtree Place, Location 1071
Atlanta, Georgia 30309
Attention: Investor Relations

Telephone: (404) 584-3801

In addition, as a shareholder, you will receive copies of all reports, proxy statements, and other communications that we distribute to our shareholders generally.

Legal matters

The legality of the offered securities will be passed upon for AGL Resources by its counsel, Alston & Bird LLP, Atlanta, Georgia.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) of AGL incorporated in this prospectus by reference from AGL’s Annual Report on Form 10-K/A for the year ended December 31, 2005, except as they relate to SouthStar Energy Services LLC as of and for the years ended December 31, 2004 and 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent registered public accounting firm, has audited the financial statements of SouthStar Energy Services LLC as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 and management’s assessment of the effectiveness of SouthStar Energy Services LLC’s internal control over financial reporting as of December 31, 2004, as set forth in their reports thereon. Such financial statements, management’s assessment, and reports are included or incorporated by reference in AGL’s Annual Report on Form 10-K/A for the year ended December 31, 2005 and are incorporated by reference herein in reliance on the reports of such firm given on the authority of such firm as experts in accounting and auditing.

Table of Contents

Page
ResourcesDirect
About this prospectus
Forward-looking statements
AGL Resources Inc.
Summary of the Plan
Administrator of the Plan
Inquiries about the Plan or your participation in the Plan
ResourcesDirect - commonly asked questions
Purpose
Risks
Eligibility
Enrollment
Dividends and investment options
Purchases
Book-entry shares and safekeeping of shares
Stock certificates
Sales
Termination of participation Transfers and gifts
Reports to participants
Address change
Stock splits
Voting
Plan changes or termination
Responsibilities of AGL and the Administrator
Plan fees
Federal income tax information
Use of proceeds
Plan of distribution
Where you can find more information
Incorporation of information we file with the SEC
Legal matters
Experts

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Estimate of expenses of issuance and distribution
Registration fee	$8,094
New York Stock Exchange listing fee	5,000
Legal fees and expenses	12,500
Accounting fees and expenses	15,000
Printing expenses	20,000
Total	$60,594

Item 15. Indemnification of Directors and Officers.

Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the “Georgia Code”) provides that a corporation’s articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of the directors’ duty of care and other duties as directors. However, Section 14-2-202(b)(4) of the Georgia Code does not permit a corporation to eliminate or limit the liability of a director for (i) a breach of duty involving appropriation of a business opportunity of the corporation; (ii) an act or omission that involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director received an improper personal benefit; or (iv) any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Code. Additionally, Section 14-2-202(b)(4) of the Georgia Code does not eliminate or limit the rights of a corporation or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director’s fiduciary duty, and applies only to claims against a director arising out of his or her role as a director and does not relieve a director from liability arising from his or her role as an officer or in any other capacity. Article VII of the articles of incorporation of AGL Resources include provisions exculpating its directors from liability to the extent permitted by Section 14-2-202(b)(4) of the Georgia Code.

Section 14-2-851 of the Georgia Code authorizes a corporation to indemnify directors who are determined to have met the standard of conduct set forth in that section. However, Section 14-2-856(a) of the Georgia Code provides that, if authorized by its articles of incorporation, a corporation may indemnify its directors without regard to the limitations in other sections of the Georgia Code, including the limitation in Section 14-2-851 of the Georgia Code, which requires a determination that a director seeking indemnification must first be determined to have met the statutorily prescribed standard of conduct. Section 14-2-856(b), however, prohibits a corporation from indemnifying a director for liability incurred in a proceeding in which the director is adjudged liable or subjected to injunctive relief in favor of the corporation for any of the four acts from which a director cannot be exculpated from liability as provided in Section 14-2-202(b)(4) of the Georgia Code (which are outlined above).

Article VII, Section 7.01 of AGL Resources’ articles of incorporation specifies that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is a legal representative, is or was a director, shall be indemnified and held harmless to the fullest extent authorized by the Georgia Code, as the same exists or may hereafter be amended, if such amendment provides broader indemnification rights than previously permitted under the Georgia Code, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such director in connection with the proceeding. The fullest extent that the Georgia Code authorizes a corporation to indemnify its directors is set forth in Section 14-2-856 of the Georgia Code.

The indemnification right specified in AGL Resources’ articles of incorporation will continue for a director who has ceased to be a director and shall inure to the benefit of the director’s heirs, executors and administrators.

Article VII, Section 7.02 of AGL Resources’ articles of incorporation specifies that AGL Resources will pay for or reimburse the actual and reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes (i) a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind set forth in Georgia Code Section 14-2-856(b) (as specified above) and (ii) a written undertaking, executed personally on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

Section 2.15.1 of AGL Resources’ bylaws specifies that in the case of actions brought by or in the right of AGL Resources, a director’s right to indemnification shall be determined: (i) if there are two or more disinterested members of the board of directors, by the majority vote of a quorum of the disinterested members of the board of directors, or by a majority of the members of a committee of two or more disinterested members appointed by such a vote; (ii) by special legal counsel or (iii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested member of the board of directors may not be voted on the determination.

Section 7.1 of AGL Resources’ bylaws states that AGL Resources will indemnify any officer who was or is made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, to the same extent as it is obligated to indemnify any director of AGL Resources, but without being subject to the same procedural conditions imposed for the indemnification of directors. AGL Resources may indemnify and advance expenses to an employee or agent who is not a director or officer to the extent that such indemnity or advance of expenses is consistent with public policy, permitted by the articles of incorporation, the bylaws or by law.

As authorized by Section 14-2-856(a) of the Georgia Code, AGL Resources has entered into director indemnification agreements with each of its directors who are not employees of AGL Resources to provide each such director contractual rights to indemnification to the fullest extent permitted by the Georgia Code. The agreements also provide a contractual right to reimbursement and advancement of expenses.

AGL Resources’ officers and directors are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged “wrongful act,” including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. AGL Resources pays the cost of such insurance as permitted by its bylaws and the laws of the State of Georgia.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of AGL Resources pursuant to the foregoing provisions, AGL Resources has been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of AGL Resources Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on November 3, 2005).
4.2	Bylaws of AGL Resources Inc., as amended and restated on October 29, 2003 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the year ended December 31, 2003).
4.3	Specimen form of Common Stock certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-K for the fiscal year ended September 30, 1999).
5.1	Opinion of Alston & Bird LLP as to the legality of the securities to be registered.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.3	Consent of Alston & Bird LLP (Included in Exhibit 5.1).
24.1	Powers of Attorney (Included on the signature page of this Registration Statement).
99.1	Form of Enrollment Form

Item 17. Undertakings.

(a) Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Atlanta, State of Georgia, on August 1, 2006.

AGL RESOURCES INC.

By:   /s/ John W. Somerhalder II
John W. Somerhalder II
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew W. Evans and Paul R. Shlanta, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposed as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of August 1, 2006.

Signature	Title
/s/ John W. Somerhalder II John W. Somerhalder II	President and Chief Executive Officer (Principal Executive Officer) and Director
/s/ Andrew W. Evans Andrew W. Evans	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Bryan E. Seas Bryan E. Seas	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
/s/ D. Raymond Riddle D. Raymond Riddle	Chairman of the Board
/s/ Thomas D. Bell Thomas D. Bell	Director
/s/ Charles R. Crisp Charles R. Crisp	Director
/s/ Michael J. Durham Michael J. Durham	Director
/s/ Arthur E. Johnson Arthur E. Johnson	Director
/s/ Wyck A Knox, Jr. Wyck A. Knox, Jr.	Director
/s/ Dennis M. Love Dennis M. Love	Director
/s/ Dean R. O’Hare Dean R. O’Hare	Director
/s/ James A. Rubright James A. Rubright	Director
/s/ Felker W. Ward, Jr. Felker W. Ward, Jr.	Director
/s/ Bettina M. Whyte Bettina M. Whyte	Director
/s/ Henry C. Wolf Henry C. Wolf	Director

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of AGL Resources Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on November 3, 2005).
4.2	Bylaws of AGL Resources Inc., as amended and restated on October 29, 2003 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the year ended December 31, 2003).
4.3	Specimen form of Common Stock certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-K for the fiscal year ended September 30, 1999).
5.1	Opinion of Alston & Bird LLP as to the legality of the securities to be registered.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.3	Consent of Alston & Bird LLP (Included in Exhibit 5.1).
24.1	Powers of Attorney (Included on the signature page of this Registration Statement).
99.1	Form of Enrollment Form